Exhibit 99.1

Press Release December 16, 2019

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Provides Fourth Quarter 2019 Earnings Guidance

FORT WAYNE, INDIANA, December 16, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided fourth quarter 2019 earnings guidance in the range of $0.49 to $0.53 per diluted share.

Excluding the impact from the following items, the company expects fourth quarter adjusted earnings to be in the range of $0.55 to $0.59 per diluted share:

▪	Additional financing costs related to the company’s December 2019 refinancing activities of approximately $4 million, or $0.01 per diluted share, and
▪	Lower earnings from two planned annual maintenance outages at the company’s Butler and Columbus flat roll divisions, resulting in higher than normal maintenance and associated costs of approximately $15 million, or $0.05 per diluted share. The outages also reduced flat roll steel shipments by an estimated 70,000 tons to 80,000 tons, further reducing fourth quarter earnings.

Comparatively, the company’s sequential third quarter 2019 earnings were $0.69 per diluted share and prior year fourth quarter earnings were $1.17 per diluted share.

Fourth quarter 2019 profitability from the company’s steel operations is expected to be lower in comparison to sequential third quarter results, based on the two planned outages, seasonally lower shipments and margin compression as average steel pricing declined more than scrap costs in the quarter. Underlying domestic steel demand remains principally intact for the primary steel consuming sectors, and customers have been positive concerning the business outlook for 2020.

Fourth quarter 2019 results for the company’s metals recycling platform is expected to decrease when compared to sequential third quarter results, as a result of lower ferrous shipments and average selling values.

Fourth quarter 2019 earnings from the company’s steel fabrication business are expected to modestly decline from near-record high third quarter results, based on margin compression as average product pricing declined more than steel input costs. Demand remains strong with the possibility of record shipments in the fourth quarter. The company continues to experience strong steel fabrication order backlogs and customers remain optimistic concerning non-residential construction projects in 2020.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The estimated diluted earnings per share set forth in this guidance is the company’s estimate of its anticipated diluted earnings per share, determined in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the estimate of anticipated adjusted diluted earnings per share, which is the company’s estimate of an anticipated non-GAAP financial measure, provides additional meaningful information regarding the company’s performance. Estimates of anticipated non-GAAP financial measures should be viewed in addition to, and not as an alternative for, estimates of anticipated GAAP financial measures.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, manufacturing, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials and supplies (including steel scrap, iron units, zinc, graphite electrodes, and energy costs) and our ability to pass on any cost increases; (5) the impact of domestic and foreign imports, including trade policy, restrictions, or agreements; (6) unanticipated difficulties in integrating or starting up new, acquired or planned businesses or assets; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics' more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact: Tricia Meyers, Investor Relations Manager— +1.260.969.3500